EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

MINDESTA, INC.

Mindesta, Inc.., a corporation organized and existing under and by virtue of the General Corporation Law (the “GCL”) of the State of Delaware (the “Corporation”), does hereby certify:

That at a Meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and pursuant to the written consent of the holders of a majority of the Company’s issued and outstanding shares of common stock, said consent being sufficient for approval. The resolution setting forth the amendments are as follows:

1.

The Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is CTT Pharmaceutical Holdings, Inc.

2.

The Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

“The amount of the total authorized capital stock of this Corporation is 310 million shares consisting of 300 million shares of common stock par value $0.0001 par value and 10 million shares of Preferred Shares, $0.0001 par value per share.

Effective as of the filing date, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a 1:10 reverse stock split, with all fractional shares being rounded up to the nearest whole share.

Further, the Board of Directors is expressly authorized to adopt, from time to time, without further shareholder action a resolution, or resolutions providing shares in each such series and to fix the designations and powers, preferences and relative, participating, optional and other qualifications, limitations and restrictions of such shares, of each such series.

3.

That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

4.

Except as otherwise expressly provided above, the foregoing amendments to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Pankaj Modi, the Company’s chief executive officer, and authorized signatory this 20th day of July 2015.

BY:

/s/ Pankaj Modi
PANKAJ MODI, CEO